Exhibit 99.1

ICONIX BRAND GROUP REPORTS RECORD REVENUE AND EARNINGS FOR THE SECOND QUARTER 2013

•	Record Q2 revenue of $115.1 million vs. $93.6 million in prior year quarter, a 23% increase

•	Record Q2 non-GAAP diluted EPS of $0.72 vs. $0.45 in prior year quarter, a 60% increase

•	Further expanding international footprint with formation of Canada JV

•	Announcing new $300 million share repurchase program

•	Raising 2013 non-GAAP diluted EPS guidance to $2.20-$2.30

NEW YORK, New York—July 24, 2013 – Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”), today announced financial results for the second quarter ended June 30, 2013.

Q2 2013 Results for Iconix Brand Group, Inc.:

Total revenue for the second quarter of 2013 was approximately $115.1 million, a 23% increase as compared to approximately $93.6 million in the second quarter of 2012. EBITDA attributable to Iconix for the second quarter was approximately $72.7 million, a 24% increase as compared to $58.4 million in the prior year quarter. Free cash flow attributable to Iconix for the second quarter was approximately $60.8 million, a 17% increase as compared to the prior year quarter of approximately $51.9 million. On a non-GAAP basis, as defined in the tables below, net income attributable to Iconix was $42.7 million, a 32% increase as compared to the prior year quarter of approximately $32.4 million. Non-GAAP diluted EPS for the second quarter of 2013 increased 60% to $0.72 compared to $0.45 in the prior year quarter. GAAP net income attributable to Iconix for the second quarter of 2013 was approximately $38.7 million, a 35% increase as compared to $28.6 million in the prior year quarter and GAAP diluted EPS for the second quarter of 2013 increased 65% to $0.66 compared to $0.40 in the prior year quarter.

Six months ended June 30, 2013:

Total revenue for the six months ended June 30, 2013 was approximately $220.2 million, a 21% increase as compared to approximately $182.1 million for the prior year period. EBITDA attributable to Iconix for the six month period was approximately $137.2 million, a 19% increase as compared to approximately $115.2 million in the prior year period. Free cash flow attributable to Iconix for the six month period was approximately $112.7 million, a 13% increase over the prior year period of approximately $99.4 million. On a non-GAAP basis, as defined in the tables below, net income attributable to Iconix for the six month period was approximately $78.9 million, a 23% increase as compared to approximately $64.4 million in the prior year period, and non-GAAP diluted earnings per share was approximately $1.25 for the six month period, a 42% increase versus $0.88 for the prior year period. GAAP net income attributable to Iconix for the six month period of 2013 was approximately $72.9 million, a 30% increase as compared to $56.2 million in the prior year period and GAAP diluted EPS for the six month period of 2013 increased 53% to $1.16 compared to $0.76 in the prior year period.

Included in the second quarter and year-to-date results ended June 30, 2013, is the formation of a new joint venture in Canada, which contributed approximately $9.8 million to revenue. Similarly, the second quarter of 2012 included the formation of a joint venture in India, which contributed approximately $5.6 million to revenue in the prior year quarter. In addition, in the second quarter of 2013, the Company received $5.4 million in cash related to its previously written-off auction rate securities, which is included in interest and other expenses, net. On a full year basis, this will be offset by incremental interest expense of approximately $7 million related to the $275 million securitization transaction the Company completed in the second quarter of 2013.

EBITDA, free cash flow, non-GAAP net income and non-GAAP diluted EPS are all non-GAAP metrics and reconciliation tables for each are attached to this press release.

Neil Cole, Chairman and CEO of Iconix Brand Group, Inc. commented, “With record performance in the second quarter, we made progress on our growth initiatives driving over 20% revenue growth and 60% EPS growth. We believe the performance we have achieved year-to-date and over the past several years demonstrates the power of our business model, and over the next few years we expect to see additional growth as we continue to build our existing brands around the world and further leverage our strong balance sheet and free cash flow to add iconic brands to our portfolio and continue to enhance shareholder value through opportunistic share repurchases.”

2013 Guidance for Iconix Brand Group, Inc.:

•	The Company is maintaining its 2013 revenue guidance of $425-$435 million

•	The Company is raising its 2013 non-GAAP diluted EPS guidance to $2.20-$2.30 from $2.10-$2.20

•	The Company is raising its 2013 GAAP diluted EPS guidance to $1.97-$2.07 from $1.87-$1.97

•	The Company is maintaining its free cash flow guidance of $203-$210 million.

This guidance relates to the Company’s existing portfolio of brands and does not include any additional acquisitions.

Other Company News:

The Company announced today that its Board of Directors has authorized a new program to repurchase up to $300 million of its common stock. See separate press release for additional details.

See reconciliation tables below for non-GAAP metrics. These non-GAAP metrics may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to U.S. GAAP. Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a growing portfolio of consumer brands including: CANDIE’S (R), BONGO (R), BADGLEY MISCHKA (R), JOE BOXER (R), RAMPAGE (R), MUDD (R), MOSSIMO (R), LONDON FOG (R), OCEAN PACIFIC (R), DANSKIN (R), ROCAWEAR (R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R), WAVERLY (R), ZOO YORK (R), SHARPER IMAGE (R), ECKO (R), MARC ECKO (R), UMBRO (R) and LEE COOPER (R). In addition, Iconix owns interests in the ED HARDY (R), ARTFUL DODGER (R), MATERIAL GIRL (R), PEANUTS (R), TRUTH OR DARE (R), BILLIONAIRE BOYS CLUB (R), ICE CREAM (R), MODERN AMUSEMENT (R), and BUFFALO (R) brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments Iconix manages its brands to drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company’s acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company’s licensees’ dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company’s SEC filings. The words “believe”, “anticipate”, “estimate”, “expect”, “confident”, “continue”, “will”, “project”, “provide” “guidance” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

# #

Contact Information:

Jaime Sheinheit

Investor Relations

Iconix Brand Group

212.730.0030

Unaudited Condensed Consolidated Income Statements

(in thousands, except earnings per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Licensing and other revenue	$115,125	$93,646	$220,187	$182,097
Selling, general and administrative expenses	43,611	34,641	82,437	65,540

Operating income	71,514	59,005	137,750	116,557
Interest and other expenses, net	13,102	12,314	26,969	25,442
Equity earnings on joint ventures	(2,264)	(1,460)	(4,200)	(2,758)

Other expenses – net	10,838	10,854	22,769	22,684

Income before income taxes	60,676	48,151	114,981	93,873
Provision for income taxes	18,661	16,178	33,692	31,021

Net income	$42,015	$31,973	$81,289	$62,852

Less: Net income attributable to non-controlling interest	3,299	3,388	8,384	6,668

Net income attributable to Iconix Brand Group, Inc.	$38,716	$28,585	$72,905	$56,184

Earnings per share:
Basic	$0.69	$0.41	$1.21	$0.79

Diluted	$0.66	$0.40	$1.16	$0.76

Weighted average number of common shares outstanding:
Basic	56,405	70,085	60,316	71,317

Diluted	58,994	72,216	62,853	73,534

Selected Balance Sheet Items:

	(Unaudited)
(in thousands)	6/30/2013	12/31/2012
Total Assets	$2,896,325	$2,481,738
Total Liabilities	$1,743,742	$1,181,898
Total Stockholders’ Equity	$1,152,583	$1,299,840

The following tables detail unaudited reconciliations from non-GAAP amounts to U.S. GAAP and include reconciliations related to the adoption of ASC Topic 470 as it relates to accounting for convertible debt.

Note: All items in the following reconciliation tables are attributable to Iconix Brand Group, Inc. and exclude results related to non-controlling interests.

(in thousands, except per share data)

	(Unaudited)		(Unaudited)
	Three months ended		Six months ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net income reconciliation
Non-GAAP net income (1)	$42,651	$32,427	$78,870	$64,364

GAAP net income	$38,716	$28,585	$72,905	$56,184
Adjustments:
Non-cash interest related to ASC Topic 470	6,148	6,025	9,320	12,697
Taxes related to above item	(2,213)	(2,183)	(3,355)	(4,517)

Net	3,935	3,842	5,965	8,180

Non-GAAP net income	$42,651	$32,427	$78,870	$64,364

	(Unaudited)		(Unaudited)
	Three months ended		Six months ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Diluted EPS reconciliation
Non-GAAP diluted EPS (1)	$0.72	$0.45	$1.25	$0.88

GAAP diluted EPS	$0.66	$0.40	$1.16	$0.76
Adjustments for non-cash interest related to ASC 470, net of tax	$0.06	$0.05	$0.09	$0.11

Non-GAAP diluted EPS	$0.72	$0.45	$1.25	$0.88	*

*	May not add due to rounding

	Year Ending Dec. 31 2013
	High	Low
Forecasted Diluted EPS
Forecasted Non-GAAP diluted EPS (1)	$2.30	$2.20

Forecasted GAAP diluted EPS	$2.07	$1.97
Adjustments for non-cash interest related to ASC 470 and non-cash non-recurring gains and charges, net of tax	$0.23	$0.23

Forecasted Non-GAAP Diluted EPS	$2.30	$2.20

(1)	Non-GAAP net income and non-GAAP diluted EPS are non-GAAP financial measures which represent net income excluding any non-cash interest related to ASC Topic 470 and non-cash non-recurring gains and charges, net of tax. The Company believes these are useful financial measures in evaluating its financial condition because they are representative of only actual cash results.

(in thousands)

	(Unaudited)		(Unaudited)
	Three months ended		Six months ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
EBITDA (2)	$72,651	$58,430	$137,249	$115,202

Reconciliation of EBITDA:
Net Income	38,716	28,585	72,905	56,184
Add: Income taxes	18,661	16,178	33,692	31,021
Add: Net interest and other expense	13,043	11,797	26,336	24,392
Add: Depreciation and amortization of certain intangibles	2,231	1,870	4,316	3,605

EBITDA	$72,651	$58,430	$137,249	$115,202

(2)	EBITDA, a non-GAAP financial measure, represents net income before income taxes, interest, other non-operating gains and losses, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

	(Unaudited)		(Unaudited)
	Three months ended		Six months ended
(in thousands)	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Free Cash Flow (3)	$60,849	$51,929	$112,669	$99,376

Reconciliation of Free Cash Flow:
Net Income	38,716	28,585	72,905	56,184
Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of certain intangibles and finance fees, non-cash compensation expense, bad debt expense and net equity earnings from certain joint ventures.	22,684	23,897	40,432	43,982
Less: Capital expenditures	(551)	(553)	(668)	(790)

Free Cash Flow	$60,849	$51,929	$112,669	$99,376

(in thousands)	Year Ending Dec. 31, 2013
	High	Low
Forecasted Free Cash Flow (3)	$210,000	$203,000

Reconciliation of Forecasted Free
Cash Flow:
Net Income	$125,000	$118,000
Add: Non-cash income taxes, non-cash interest related to convertible debt, depreciation, amortization of certain intangibles and finance fees, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures and non-cash non-recurring gains and charges	88,000	88,000
Less: Capital expenditures	(3,000)	(3,000)

Forecasted Free Cash Flow	$210,000	$203,000

(3)	Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non-cash compensation expense, bad debt expense, net equity earnings from certain joint ventures, non-cash income taxes, non-cash interest related to convertible debt, non-cash non-recurring gains and charges, less capital expenditures. The Free Cash Flow also excludes any changes in Balance Sheet items. The Company believes Free Cash Flow is useful in evaluating its financial condition because it is representative of cash flow from operations that is available for repaying debt, investing and capital expenditures.